Exhibit 21.1

                    AMERICAN PHYSICIANS SERVICE GROUP, INC.

                              LIST OF SUBSIDIARIES

                            AS OF DECEMBER 31, 2005


APS Investment Services, Inc.

APS Financial, Inc.

APS Asset Management. Inc.

APS Insurance Services, Inc.

APS Facilities Management, Inc. dba APMC Insurance Services, Inc.

APSFM, Inc.

American Physicians Insurance Agency, Inc.

APSC, Inc.

APS Professional Liability Insurance Agency, Inc.

FMI Partners, Ltd.

American Physicians Management Consulting, Inc.

APMC Financial Services, Inc.

APS Clearing, Inc.